Exhibit 5

September 27, 2007
Board of Directors
Merck & Co., Inc.
One Merck Drive
Whitehouse Station, NJ  08889-0100

Re:     Merck & Co., Inc. - Common Stock

Ladies and Gentlemen:

I am the Vice President, Secretary & Assistant General Counsel of Merck & Co., Inc., a New Jersey corporation (the “Corporation”), and in such capacity have acted as counsel for the Corporation in connection with the proposed registration under the Securities Act of 1933, as amended, of up to 7,285,338 shares of the common stock, par value $0.01 per share (the “Shares”), of the Corporation, which have been issued by the Corporation pursuant to that certain Agreement and Plan of Merger, dated as of July 24, 2007, by and among NovaCardia, Inc. (“NovaCardia”), Star Transaction Corporation and the Corporation as consideration for the acquisition of all of the outstanding equity of NovaCardia. I have examined such corporate records and other documents, including the Registration Statement on Form S-3 relating to the Shares, and have reviewed such matters of law as I have deemed necessary for this opinion.

I am admitted to the Bar of the State of New York. The opinions expressed herein are limited in all respects to the federal laws of the United States of America, the laws of the State of New York, and the Business Corporation Act of the State of New Jersey.

On the basis of the foregoing examination and review, I advise you that, in my opinion:

1.           The Corporation is a corporation duly organized and existing under the laws of the State of New Jersey.

2.           All necessary corporate action on the part of the Corporation has been taken to authorize the issuance of the Shares, and the Shares are legally and validly issued, fully paid, and nonassessable.

The opinions expressed herein are rendered only to you and are solely for your benefit and may not be relied upon by any person, firm, or corporation for any reason without my prior written consent.

I consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

/s/ Celia A. Colbert
Celia A. Colbert